Exhibit 23(a)

Independent Auditors’ Consent

Board of Directors
The Travelers Insurance Company:

             We consent to the use of our reports incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus. Our reports refer to changes in accounting for derivative instruments and hedging activities and for securitized financial assets in 2001.

/s/ KPMG LLP

Hartford, Connecticut
March 22, 2002